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                                  PURCHASE AGREEMENT


     Westcore Trust, a Massachusetts business trust (the "Trust"), and ALPS Mutual Funds Services, Inc. a Colorado corporation ("ALPS"), hereby agree with each other as follows:

          1. The Trust hereby offers ALPS and ALPS hereby purchases one (1) Class Z share representing a beneficial interest in the Trust's Mid-Cap Value
Fund, at a purchase price of $    per share.  ALPS hereby acknowledges purchase
of the Share and the Trust hereby acknowledges receipt from ALPS of funds in the
amount of $    in full payment for the Share.

          2. ALPS represents and warrants to the Trust that the Share is being acquired for investment purposes and not with a view to the distribution thereof.

          3. The names "Westcore Trust" and "Trustees of Westcore Trust" refer respectively to the Trust created and the Trustees, as trustees but not individually or personally, acting from time to time under a Declaration of Trust dated November 19, 1987 which is hereby referred to and a copy of which is on file at the office of the State Secretary of the Commonwealth of Massachusetts and at the principal office of the Trust. The obligations of "Westcore Trust" entered into in the name or on behalf thereof by any of the Trustees, representatives or agents are made not individually, but in such capacities, and are not binding upon any of the Trustees, shareholders or representatives of the Trust personally, but bind only the Trust property, and all persons dealing with any class of shares of the Trust must look solely to the Trust property belonging to such class for the enforcement of any claims against the Trust.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of
the      day of               , 1998.

                              WESTCORE TRUST



                              By:
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                              By:
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